Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
AND GEOLOGISTS

As independent petroleum engineers and geologists, we hereby consent to the inclusion of the information included or incorporated by reference in this Form 8-K with respect to the oil and gas reserves of Mission Resources Corporation, as of December 31, 2004, which information has been included or incorporated by reference in this Form 8-K in reliance upon the reports of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to all references to our firm included in this Form 8-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Danny D. Simmons
Danny D. Simmons
Executive Vice President

Houston, Texas
May 9, 2005